Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105969) pertaining to the MOD-PAC CORP. 2002 Stock Option Plan, MOD-PAC CORP. 2002 Director Stock Option Plan and MOD-PAC CORP. Employee Stock Purchase Plan of our report dated February 21, 2013, with respect to the consolidated financial statements and schedule of MOD-PAC CORP. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Buffalo, New York
February 21, 2013